Exhibit 23.1

Consent of Qualified Person

The MSA Group (Pty) Ltd (“MSA”), in connection with NexMetals Mining Corp.’s (the Company”) Quarterly Report on Form 10-Q for the period ended June 30, 2026 (the “Form 10-Q”), consents to:

●	the incorporation by reference by the Company and use of the technical report titled “S-K 1300 Technical Report Summary, Selkirk Nickel-Copper-PGE Project, Botswana” (the “Technical Report Summary”), with an effective date of June 22, 2026 and dated August 17, 2026, that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“S-K 1300”), as an exhibit to and referenced in the Form 10-Q;

●	the use of and references to our name, including our status as an expert or “qualified person” (as defined in S-K 1300), in connection with the Form 10-Q and the Technical Report Summary; and

●	any extracts from or a summary of the Technical Report Summary in the Form 10-Q and the use of any information derived, summarized, quoted, or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-Q.

MSA is responsible for authoring, and this consent pertains to, the Technical Report Summary. MSA certifies that it has read the Form 10-Q and that it fairly and accurately represents the information in the Technical Report Summary for which it is responsible.

The MSA Group (Pty) Ltd.

Per:

/s/ Jeremy Witley

Jeremy Witley Pr. Sci. Nat

Head of Mineral Resources

Date: August 17, 2026